Exhibit 11.1

                            CORCOM, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                       (In Thousands, except Per Share Data)
                                                Thirteen Weeks Ended
                                           April 1, 1995    April 2, 1994
Net earnings per common
  and common equivalent share:

   Average shares outstanding                     3,632            3,560

   Additional shares assuming
     exercise of dilutive stock
     options-based on the treasury
     stock method using average
     market price                                   166               79

    AVERAGE NUMBER OF COMMON AND
    COMMON EQUIVALENT SHARES                      3,798            3,639

  Net earnings                                   $  506           $  403

Net earnings per common
    and common equivalent share                  $  .13          $   .11

Net earnings per common
    and common equivalent share-
    assuming full dilution:

    Average shares outstanding                    3,632            3,560

    Additional shares assuming
    exercise of dilutive stock
    options-based on the treasury
    stock method using the period
    end price if higher than the
    average market price                            176               79

     FULLY-DILUTED AVERAGE NUMBER
     OF COMMON AND COMMON
     EQUIVALENT SHARES                            3,808            3,639

Net earnings                                     $  506           $  403

Net earnings per common
    and common equivalent share                  $  .13          $   .11
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